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                                                                   Exhibit 10.5


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of the 1st day of July, 1996 (this "Agreement"), by and between Florida Panthers Hockey Club, Ltd., a Florida limited partnership, which owns and operates the National Hockey League franchise known as the Florida Panthers in South Florida (the "Club"), and William A. Torrey (the "Employee").


                             PRELIMINARY STATEMENTS


         I. The Club is a member of the National Hockey League (the "NHL"). As such, and jointly with the other members of the NHL, it is or will be a party to agreements and rules with the NHL and its member clubs. The purpose of these agreements and rules is to ensure to the public wholesome and high-class professional hockey by defining the relations between clubs and their employees, between club and club, between league and clubs, and by vesting in a designated NHL Commissioner broad powers of control and discipline, and of decision in case of disputes.

         II. The Club desires to employ the Employee to render certain services to the Club and the Employee desires to provide such services to the Club, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         SECTION 1.       EMPLOYMENT.

                 The Club agrees to continue employing the Employee as President of the Club, and the Employee agrees to continue performing in such capacity, on behalf of the Club, the duties hereinafter described, for the period stated in this Agreement. The Employee hereby accepts the continuance of such employment, and covenants that he will perform in such capacity with diligence and fidelity upon the terms and conditions set forth in this Agreement.

         SECTION 2.       SALARY, BONUS AND STOCK OPTIONS.

                (a) SALARY. The Club will pay the Employee the following salary:

                          (1)     for the period commencing on the date hereof
and concluding on June 30, 1997, an annual salary of $400,000.00;

                          (2)     for the period commencing July 1, 1997 and
concluding June 30, 1998, an annual salary of $450,000.00;



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                          (3)     for the period commencing July 1, 1998 and
concluding June 30, 1999 (the "Termination Date"), an annual salary of $500,000.00.

The salary to be paid to the Employee pursuant to this Section 2 shall be payable in installments no less frequently than monthly, and shall be subject to all applicable deductions and withholdings required by law.

                 (b) BONUSES. In addition to the salary herein specified, the Employee shall have the opportunity to receive additional compensation in the form of bonuses in consideration of his efforts in contributing to certain events. Each year during the term of this Agreement, a bonus shall be payable by the Club to the Employee in the event that the Florida Panthers participate in one or more rounds of the NHL Stanley Cup Playoffs. The amount of such bonus for any year payable by the Club to the Employee shall be equal to the average amount awarded and payable by the NHL to players of the Club for the Club's participation in post-season play during the NHL Stanley Cup Playoffs. Such bonus shall be payable by the Club to the Employee in full within thirty
(30) days following the conclusion of the season's NHL Stanley Cup Playoffs, or, if later, within five (5) days following the date of the payments by the NHL to the Club's players.

                 (c) STOCK OPTIONS. In addition to the salary and bonuses herein specified, in the event the Club, or an affiliated entity which controls the Club, completes an initial public offering of securities and becomes a publicly traded company, the Employee shall have the opportunity to participate in any stock option plan(s) to the same extent as the other executives of such publicly traded company.

         SECTION 3. DEFERRED COMPENSATION. The Club acknowledges that the Employee deferred $200,000.00 of his salary from his previous contract with the Club, said previous contract commencing on June 30, 1994 and ending on June 30, 1996. Furthermore, it is acknowledged that the Club will withhold $300,000.00 as deferred compensation from the salary payable to the Employee under Section 2.(a) of this Agreement. Such $300,000.00 deferred compensation represents the deferment of $100,000.00 per year of the Employee's salary, for each year of this Agreement. The deferred compensation due the Employee under the previous contract plus the deferred compensation due the Employee under this Agreement shall be referred to as the "Deferred Compensation".

                 (a) PAYMENT OF DEFERRED COMPENSATION. The Deferred Compensation shall be paid to the Employee as follows:

                          (1)     The Employee shall receive one-half of the
Deferred Compensation on June 30, 2000, and the remaining Deferred Compensation balance shall be paid to the Employee on June 30, 2001. Commencing on the Termination Date of this Agreement, interest will accrue on any unpaid Deferred Compensation at the prime rate plus one percent (1%) until paid. No interest

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shall accrue on Deferred Compensation, whether from this Agreement or the prior contract, until the Termination Date.


                          (2)     In the event the Club, or an affiliated
entity which controls the Club, completes an initial public offering of securities and becomes a publicly traded company, the Employee shall have the right to apply the Deferred Compensation (or any part of it) net of applicable taxes, as a credit against payment of the exercise price of stock options, if any such options are awarded to the Employee and are otherwise exercisable. Any amount of Deferred Compensation remaining after any credit against the exercise of stock options, shall be payable in two equal installments pursuant to the terms and conditions regarding the dates of payment and the accruement of interest set forth in Section 3(a)(1).

                 (b) TERMINATION OF EMPLOYMENT PRIOR TO THE TERMINATION DATE. In the event Employee's employment is terminated prior to the Termination Date pursuant to Section 7, any accrued Deferred Compensation shall be paid by the Club in two equal installments. The first installment shall be due one year from the date of the termination of Employee's employment and the second installment shall be due one year from the first installment. Payment of Deferred Compensation under this Section 3(b), shall accrue interest at the prime rate plus one percent (1%) from the Termination Date. Payment of Deferred Compensation under Section 3(b) may be used, net of applicable taxes, all or in part as a credit against the exercise of stock options, if any such options are awarded to the Employee and are otherwise exercisable. Deferred Compensation shall only include amounts earned prior to the date of termination of Employee's employment.

         SECTION 4. BUSINESS EXPENSES. The Employee shall be entitled to full reimbursement for all reasonable business expenses incurred by the Employee in accordance with Club policy in connection with the performance of his duties hereunder.

         SECTION 5.       OTHER BENEFITS.

                 (a) CLUB BENEFIT PLANS. The Club agrees to include the Employee, at the Club's expense, in whatever group hospitalization plan, dental plan, long-term disability plan, and pension plan, if any, the Club chooses from time to time to maintain or participate in covering its full-time executive and non-player employees (collectively "Benefit Plans"). In the event that the Club or an affiliated entity which controls the Club completes an initial public offering and becomes a publicly traded company, the Employee shall participate in any successor Benefit Plans to the same extent as the other executives of such publicly traded company.


                 (b) VACATION. The Employee shall be entitled to such annual paid vacation time as is determined through the application of the Club policy for paid vacations of non-player employees.


                 (c) OTHER BENEFITS. In the event that the Club, or an affiliated entity which controls the Club, completes an initial public offering, the Employee shall participate in any other

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benefits made available to executives of the publicly traded company on the same basis as other executives of such publicly traded company.


         SECTION 6.       EMPLOYEE'S DUTIES AND RESPONSIBILITIES.

                 During the Employment Period, the Employee shall faithfully and diligently perform, subject to the direction and supervision of the Chairman of the Club, such duties as shall be appropriate to his responsibilities as President of the Club's professional hockey team and as may be assigned to him from time to time by the Chairman of the Club. The Employee shall have primary responsibility for all business operations of the Club, which shall be conducted substantially in accordance with a budget to be approved, from time to time, by the Board of Directors of the Club. In the performance of such duties, the Employee shall be a full-time employee of the Club, and shall devote his full business time, attention, efforts and energy to the affairs of the Club.

         SECTION 7.       TERM OF EMPLOYMENT.

                 The employment under this Agreement shall be for a period (the "Employment Period") commencing on July 1, 1996 and ending on June 30, 1999 unless the employment is terminated or Employee is relieved of his duties earlier in accordance with one of the following alternatives:

                 (a) Termination For Cause. Employee's employment may be terminated at any time during the Employment Period for Cause (as hereinafter defined) by action of the Chairman of the Club upon giving Employee notice of such termination for Cause (a "Notice of Termination for Cause"), which notice also shall state the reason or reasons for termination. The term "Cause" shall mean any of the following events:

                          (i) Employee's conviction of or plea of guilty or nolo contendere to, or the commission of (even though not charged), a crime (other than a summary offense not involving moral turpitude); or

                          (ii) Employee's willful failure to carry out the lawful duties that may be assigned to him from time to time by the Chairman of the Club; or

                          (iii) Employee's (A) breach of his fiduciary duty to the Club or (B) breach of his obligations under this Agreement; or

                          (iv)    Action by the Employee which, in the
         good-faith judgment of the Club based upon the information then in its possession, has materially injured the Club's business or which has otherwise materially and adversely affected its interests, or which might injure its business or so affect its interests if the Club were to retain Employee as an employee.

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If Employee's employment is terminated pursuant to this subsection 7(a), all rights of Employee under this Agreement, including rights to salary and to Deferred Compensation that is not accrued but excluding any rights which a terminated employee may have under any Benefit Plans, will cease as of the effective date of such termination, which shall be deemed to be the date of receipt by Employee of the Notice of Termination for Cause, and any salary and Deferred Compensation shall be paid and accrued up to such date of such receipt by the Employee.

                 (b) Termination Without Cause. Nothing herein contained shall be deemed to obligate the Club to use Employee's services hereunder. The Club shall faithfully discharge its obligations hereunder by making the payments specified herein. It is understood and agreed that Employee may be relieved of his duties under this Agreement by the Club at any time and for any reason. If Employee shall be relieved from his duties pursuant to this subsection 7(b) prior to the Termination Date, then until the Termination Date, the Club shall continue to pay the amounts which would otherwise be payable as salary pursuant to Section 2 and Employee shall be entitled to continuation of all of the benefits provided pursuant to this Agreement; provided, however, that in such event, Employee will make substantial efforts to obtain other employment or self-employment and if, during the Employment Period, Employee shall enter into an employment or consulting relationship in any capacity for any amount of compensation with any other Person engaged in the professional sports industry, or if Employee becomes self-employed during the Employment Period, the obligation of the Club to compensate Employee and to provide benefits to him under this Agreement shall be reduced by the amount of salary and benefits (including deferred compensation) provided to Employee by such other employer or principal during the Employment Period. In the event the Club does not agree that the Employee is fairly compensated for such other employment during the Employment Period, the Club shall be entitled to a set-off in an amount reflecting fair and equitable compensation for such employment as determined in accordance with the dispute resolution procedures of Section 10 of this Agreement.

         SECTION 8.       LOYALTY.

                 (a) The Employee shall faithfully serve the Club and pledges to the American public to conform to high standards of personal conduct, fair play and good sportsmanship, and to conduct himself in accordance with the best interests of the Club and the NHL.

                 (b) The Employee represents that he does not, directly or indirectly, own stock or have any financial interest in the ownership or earnings of any professional hockey club, and covenants that he, during the term hereof, shall not acquire or own any interest in any professional hockey club, except with the prior written consent of the Club. The Club acknowledges that Employee is a creditor of the New York Islanders hockey club, as a result of his former employment with such club, which the Club hereby grants its consent to.

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         SECTION 9.       CONSTITUTION AND BY-LAWS.

                 Employee agrees to abide by and be legally bound by the Constitution, By-laws, and the Rules and Regulations of the NHL as well as the decisions of the Commissioner thereof, which decisions shall be final, conclusive and unappealable, except to the extent permitted by such Constitution, By-laws, Rules and Regulations to be appealed to the Board of Governors of the NHL.

         SECTION 10.      ARBITRATION.

                 Except as provided in Section 15, all disputes regarding the application or interpretation of this Agreement (including the Constitution, By-Laws, Rules and Regulations referred to in Section 9 hereof) shall be resolved by final and binding arbitration by the NHL Commissioner, who shall serve as Arbitrator. If the NHL Commissioner is unwilling or unable to serve as Arbitrator, an experienced professional hockey executive or arbitrator who is reasonably satisfactory to both parties shall serve as Arbitrator, and if the parties cannot agree on an alternate Arbitrator, each shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, and a consensus of the three arbitrators shall be required for a decision. Any claim or complaint hereunder shall be barred unless filed within one year of the date it arose. The decision of the Arbitrator shall in all cases be final and conclusive and, to the extent permitted by law, the parties waive and relinquish all right of recourse to the courts which might otherwise exist in their favor.

         SECTION 11.      DISCLOSURE OF CONFIDENTIAL INFORMATION.

                 Employee recognizes and acknowledges that the Club's and its affiliates' trade secrets, including, but not limited to, season ticket holder lists, player scouting reports, draft plans, financial information and other confidential data and records as they exist from time to time and other nonpublic information concerning the Club's services, methods of operation, contracts, ideas, plans, strategies and the like ("Confidential Information") are valuable, special and unique assets of the Club, access to and knowledge of which are essential to the performance of Employee's duties hereunder.
Employee further agrees that all Confidential Information heretofore or hereafter obtained by Employee as a result of Employee's association with the Club shall be considered confidential. In recognition of this fact, Employee agrees that, so long as the Confidential Information does not otherwise become publicly available, he will not, during and after the Employment Period, disclose any of such Confidential Information to any individual, firm, corporation, association or other entity (collectively, "Person") for any reason or purpose whatsoever, directly or indirectly, except in connection with the furtherance of the business of the Club, and he will not make use of any Confidential Information for his own purposes or for the benefit of any other Person (except the Club) under any circumstances. Disclosure by the Employee of confidential information to any unauthorized organization or person will, in addition to providing grounds for termination of this Agreement for cause, subject the Employee to disciplinary action. Employee further agrees that upon termination of his employment with the Club, he shall turn over to the Club all documents, papers, records, files, computer discs, plans, manuals, equipment,

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computer data, or other written or graphic material which contain or are derived from Confidential Information. Employee agrees that he shall have no proprietary interest in any work product used or developed by Employee and arising out of his employment with the Club other than such materials as Employee brought to the Club.

         SECTION 12.      NONCOMPETITION BY EMPLOYEE.

                 During the Employment Period, without the prior written consent of the Chairman of the Club, Employee shall not, directly or indirectly, with or without compensation, either as an employee, employer, consultant, agent, principal, partner, stockholder, or in any other individual or representative capacity, participate in (i) any aspect of professional hockey or (ii) any arena operation or management business, or otherwise engage in any business that is in competition in any manner whatsoever with the business of the Club.

         SECTION 13.      PROMOTIONAL ACTIVITIES.

                 Without the payment of any additional compensation, Employee agrees to cooperate with the Club in its promotional activities; and the Club shall have the right to use Employee's name, portrait, picture, biography and likeness for informative purposes or in connection with its promotional activities, advertising or trade purposes of the Club and the NHL. This grant is exclusive during the Employment Period, and Employee shall not authorize or permit the use of his name or likeness, or both, in connection with the advertising or promotion of any product or service without the prior written consent of the Chairman of the Club, other than charitable appearances and activities.

         SECTION 14.      INTERPRETATION.

                 It is expressly understood and agreed that although Employee and the Club consider the restrictions contained herein reasonable for the purpose of preserving for the Club its proprietary rights, business value as a going concern and goodwill, if a final judicial determination is made by a court having jurisdiction that the time or any other restriction contained in any provision hereof is an unenforceable restriction against Employee, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained herein is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein.

         SECTION 15.      REMEDIES.

                 Employee acknowledges and agrees that his breach of any of the provisions of sections 9, 11 or 12 may cause irreparable harm to the Club which may not be adequately compensated by damages. In recognition of this fact, in the event of a breach or threatened

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breach by Employee of any of the provisions of sections 9, 11 or 12 it is agreed that, in addition to its remedies at law, the Club shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of any such breach, at the election of the Club, all rights of Employee under this Agreement (other than any rights which a retired or terminated employee may have under any Benefit Plans) shall thereupon terminate. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Confidential Information would not be an adequate remedy upon breach or threatened breach, and consequently agrees, upon any such breach or threatened breach, to the granting of injunctive relief prohibiting Employee's engaging in business activities other than on behalf of the Club to the extent that Employee is then in the employ or consulting for the Club. The prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs in any such legal proceeding. Nothing herein contained shall be construed as prohibiting the Club from pursuing any other remedies available to it for such breach or threatened breach.

         SECTION 16.      THIRD-PARTY AGREEMENTS.

                 Employee represents and warrants that he is not a party to any other agreement and is not under any obligation to perform any obligations to a third party which will interfere with his ability to perform his obligations under this Agreement and, further, covenants that, during the term hereof, he will not become a party to such an agreement nor become obligated to any such third party. This Agreement supersedes and terminates all prior agreements with respect to the subject matter contained herein.

         SECTION 17.      NOTICES.

                 All notices, demands and other communications which are required to be given to or made by any party to the other in connection with this Agreement will be in writing, will be deemed to have been given when received and shall be sent or delivered by certified mail or by a courier express, telex or facsimile, to the following addresses (or to such other address which either party may designate from time to time by notice to the other party hereto):

         If to Employee:

                 Mr. William A. Torrey
                 2470 Club House Pointe Road
                 West Palm Beach, FL  33409

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         If to Club:

                 Florida Panthers Hockey Club
                 200 South Andrews Avenue
                 Ft. Lauderdale, FL  33301
                 Attention: H. Wayne Huizenga, Chairman


         SECTION 18.      ASSIGNMENT.

                 This Agreement may not be assigned by either party without the consent of the other party; provided, however, that the Club may assign and delegate its rights and obligations hereunder pursuant to Section 3 or to any person who acquires the Club or substantially all of its assets.

         SECTION 19.      ENTIRE AGREEMENT.

                 This instrument contains the entire agreement of the parties relating to the subject matter hereof, and may not be waived, changed, modified, extended or discharged orally but only by an agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by any party of a breach of any provision of this Agreement by any other will not operate or be construed as a waiver of any subsequent breach by such other party.

         SECTION 20.      CHOICE OF LAW.

                 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws provision.

         SECTION 21.      HEADINGS.

                 The headings of the sections are for convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         SECTION 22.      CURE OF ALLEGED BREACH.

                 In the event that Employee believes that the Club has breached any of its obligations under this Agreement, Employee agrees to notify the Club in writing of such alleged breach and permit the Club a period of sixty (60) days after receipt of such notice to cure any alleged breach.

         SECTION 23.      DEFENSE OF CLAIMS; INDEMNIFICATION.

                 In the event that any claim, demand, action or cause of action is filed or asserted against Employee arising out of the authorized performance of his duties hereunder, Employee shall

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immediately notify the Club in writing and provide to the Club such factual information regarding such litigation or threatened litigation as the Club, in its sole discretion, may deem necessary in order to assess such dispute. The Club will assume the defense of any such dispute on behalf of Employee if the Club, in its sole discretion, determines that the dispute involves an authorized act of Employee within the scope of his duties hereunder and, in such case, will indemnify and hold Employee harmless from and against any and all liability losses, costs, expenses or damages rising out of such dispute.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        CLUB:

                                        Florida Panthers Hockey Club, Ltd.,
                                        a Florida limited partnership

                                        By:  Florida Panthers Hockey Club,
                                             Inc., a Florida corporation,
                                             General Partner


                                        By:____________________________________
                                            H. Wayne Huizenga, Chairman,
                                            Chief Executive Officer

                                        EMPLOYEE:



                                        _______________________________________
                                        William A. Torrey





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